Exhibit 99.1

September 29, 2025

COMPANY CONTACT:

FutureFuel Corp.

Roeland Polet

(314) 854-8352

www.futurefuelcorporation.com

FutureFuel Announces Director Resignation

BATESVILLE, Ar. (September 29, 2025) -- FutureFuel Corp. (NYSE: FF) ("FutureFuel” or the "Company”), a manufacturer of custom and performance chemicals and biofuels, announced today that Terrance C.Z. Egger, a member of the Board of Directors (the “Board”) of the Company, has determined not to stand for re-election to the Board at the Company’s 2025 annual meeting, which is set for November 11, 2025 (the “Annual Meeting”), and to thereby retire from the Board effective as of the Annual Meeting. Prior to his resignation, Mr. Egger served on the Audit Committee of the Board and as chair of the Nominating/Corporate Governance Committee. Mr. Egger’s resignation was not the result of any dispute or disagreement with the Company or the Board. Mr. Egger had served on the Board of Directors since 2015. The Company thanks Mr. Egger for his dedicated service to the Company.

As a result of Mr. Egger’s decision, the Board has approved a reduction in the size of the Board to eight members to be effective as of the Annual Meeting.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers ("custom chemicals”), as well as multi-customer specialty chemicals ("performance chemicals”). FutureFuel's custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel. Please visit www.futurefuelcorporation.com for more information.